Exhibit 10.2

APPROVED FORM (October 5, 2016)

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made the      day of              2016, among ICC HOLDINGS, INC., a Pennsylvania corporation (“ICC Holdings”), ILLINOIS CASUALTY COMPANY, an Illinois insurance company and wholly-owned subsidiary of ICC Holdings (“Company” or “Employer”), and                     , an adult individual (“Employee”).

WHEREAS, Employee is currently employed as the                      of Employer; and

WHEREAS, Employer desires to induce Employee to remain in its employ on an impartial and objective basis in the event of a transaction pursuant to which a Change in Control (as defined in Section 2(b) of this Agreement) of Employer occurs, and is willing to provide Employee the additional benefits provided herein in consideration of Employee’s continued employment and the additional non-competition, non-disclosure and non-solicitation covenants provided herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. TERM OF AGREEMENT.

(a) GENERAL. This Agreement shall be for a period commencing on the date of this Agreement and ending on December 31, 2017 (the “Initial Term”); provided, however, that, commencing on January 1, 2018 and on January 1 of each succeeding year (each an “Annual Renewal Date”), the Initial Term shall be automatically extended for one (1) additional year from the applicable Annual Renewal Date (each, an “Extension”), unless Employer or Employee shall give written notice of nonrenewal to the other party at least sixty (60) days prior to an Annual Renewal Date, in which event this Agreement shall terminate at the end of the then existing Term. References in this Agreement to the “Term” shall refer to the Initial Term and the terms of any Extensions as may become effective. Notwithstanding the foregoing, in the event of a Change in Control, the Term shall be no shorter than one (1) year after the date of the Change in Control.

(b) TERMINATION FOR CAUSE. Notwithstanding the provisions of Section l (a) of this Agreement, this Agreement shall terminate automatically upon termination by Employer of Employee’s employment for Cause. As used in this Agreement, “Cause” shall mean the following:

(i) Employee’s material breach of this Agreement or any other agreement with Employer to which Employee is a party;

(ii) Employee’s material failure to adhere to any written policy of Employer generally applicable to employees of Employer if Employee has been given thirty (30) days written notice of the failure to adhere and a reasonable opportunity to comply with such policy or cure Employee’s failure to comply;

(iii) Employee’s appropriation or attempted appropriation of a business opportunity of Employer, including attempting to secure or securing any business or personal profit in connection with any transaction entered into on behalf of Employer;

(iv) Employee’s misappropriation or attempted misappropriation of any of Employer’s funds or property (including any intellectual property of Employer);

(v) Employee’s conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony or the equivalent thereof involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year; or

(vi) Employee’s conviction of an offense involving Moral Turpitude (as defined below) under the provisions of any federal, state or local laws or ordinances, or Employee’s use of alcohol, narcotics or illegal drugs to such an extent that will cause a material detrimental effect on Employer. For purposes of this Agreement, “Moral Turpitude” shall include the following: (A) that element of personal misconduct in the private and social duties which a person owes to his fellow human beings or to society in general, which characterizes the act done as an act of baseness, vileness or depravity, and contrary to the accepted and customary rule of right and duty between two human beings; (B) conduct done knowingly contrary to justice, honesty or good morals; or (C) intentional, knowing or reckless conduct causing bodily injury to another or intentional, knowing or reckless conduct which, by physical menace, puts another in fear of imminent serious bodily injury.

If Employee’s employment is terminated for Cause, Employee’s rights under this Agreement shall cease as of the effective date of such termination.

(c) VOLUNTARY TERMINATION, RETIREMENT, OR DEATH. Notwithstanding the provisions of Section l (a) of this Agreement, this Agreement shall terminate automatically upon termination of Employee’s employment as a result of voluntary termination by Employee (other than in accordance with Section 2 of this Agreement), retirement at Employee’s election, or Employee’s death. In any such event, Employee’s rights under this Agreement shall cease as of the date of such event; provided, however, that if Employee dies after a Notice of Termination (as defined in Section 2(a) of this Agreement) is delivered by Employee, the payments and benefits described in Section 3 will nonetheless be made to the person or persons determined pursuant to Section 11(b) of this Agreement.

(d) PERMANENT DISABILITY. Notwithstanding the provisions of Section 1(a) of this Agreement, this Agreement shall terminate automatically upon termination of Employee’s employment as a result of Employee’s Disability (as defined below) and Employee’s rights under this Agreement shall cease as of the date of such termination; provided, however, that, if Employee becomes disabled after a Notice of Termination (as defined in Section 2(a) of this Agreement) is delivered by Employee, Employee shall nevertheless be entitled to receive all of the payments and benefits provided for in, and for the term set forth in, Section 3 of this Agreement. As used in this Agreement, the term “Disability” means

Employee’s permanent disability, verifiable by a physician’s statement of such permanent disability whereby Employee is unable to perform the essential functions of Employee’s position. With respect to the foregoing, Employer shall have the right to select the physician who will examine Employee for purposes of determining whether Employee is permanently disabled; and furthermore, Employee agrees to submit to such examination so long as Employer’s request for such examination is reasonable in the circumstances.

2. TERMINATION FOLLOWING CHANGE IN CONTROL.

(a) GOOD REASON. If a Change in Control (as defined in Section 2(b) of this Agreement) shall occur at any time during the term of this Agreement, and if (i) within six (6) months prior to or one year after such Change in Control, Employer terminates the employment of Employee (other than for Cause), or (ii) any other material breach of this Agreement, then, at the option of Employee, exercisable by Employee during the ninety (90) day period after the occurrence of each and every of the foregoing events (“Good Reason”), Employee may give notice of intent to terminate employment under this Agreement (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering a notice in writing (the “Notice of Termination”) to Employer. If Employer fails to cure such situation within thirty (30) days after said notice, Employee will become entitled to the payments and benefits described in Section 3 of this Agreement. After the expiration of the ninety (90) day period described above, Employee cannot exercise such right with respect to that Good Reason event.

(b) CHANGE IN CONTROL DEFINED. As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following: (i) a merger, consolidation, or division involving Company and/or ICC Holdings, (ii) a sale, exchange, transfer, or other disposition of substantially all of the assets of Company and/or ICC Holdings; (iii) a “person” or “group” (within the meaning of section 13(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” of 50% or more of the outstanding shares of common stock of Company and/or ICC Holdings; or (iv) any other change in control similar in effect to any of the foregoing and specifically designated in writing as a Change in Control by the Board of Directors of Company and/or ICC Holdings.

3. RIGHTS IN EVENT OF TERMINATION FOLLOWING CHANGE IN CONTROL. In the event that Employee validly and timely delivers a Notice of Termination to Employer, Employee shall be entitled to receive the following benefits:

(a) Employer shall pay, within thirty (30) days from the later of the date of termination of employment or the delivery of a Notice of Termination, notwithstanding any termination of this Agreement during such period, a lump sum cash payment equal to (i) one (1) times Employee’s base salary in effect as of the date the Notice of Termination is delivered, plus (ii) one (1) times Employee’s average cash bonus paid within the current calendar year and two (2) calendar years preceding the year in which the Notice of Termination is delivered.

(b) In addition, during the period commencing from date of termination of employment until the end of twelfth (12th) month after such date, Employee shall be permitted to continue participation in, and Employer shall maintain the same level of contribution for, Employee’s participation in Employer’s medical/health insurance in effect with respect to Employee during the one (1) year period prior to Employee’s termination of employment, or, if Employer is not permitted to provide such benefits because Employee is no longer an employee or as a result of any applicable legal requirement, Employee shall receive a dollar amount, on or within thirty (30) days following the date of termination, equal to the cost to Employee of obtaining such benefits (or substantially similar benefits).

4. NONCOMPETITION AND NONSOLICITATION.

(a) Employee hereby acknowledges and recognizes the highly competitive nature of the business of ICC Holdings and Company and accordingly agrees that, during and for the applicable period set forth in Section 4(c), Employee shall not be engaged (other than by ICC Holdings or Company), directly or indirectly, as consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than five percent (5%) of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise which competes directly with Company including, but not limited to Society Insurance, Badger Mutual Insurance Company, Allied Insurance, Argo Group International Holdings, Ltd. , Farmers Insurance Group, Founders Insurance Company, Hanover Insurance Group, Inc., Midwest Family Mutual Insurance Company, Specialty Risk of America, US Insurance Company, or any start-up company which provides liquor liability insurance in one or more of the same markets, any time during the last two (2) years of the Employee’s employment in the insurance industry as carried on by Company in any state in which Company is licensed to transact business;

(b) During the Term and for a period of one (1) year after the date of termination, regardless of how Employee’s employment was terminated, Employee shall not solicit any of the actual or targeted prospective customers of Company or its affiliates, subsidiaries or successors in interest with respect to any matters related to or competitive with the business of Company; or

(c) During the Term and for a period of one (1) year after the date of termination, regardless of how Employee’s employment was terminated, attempt to induce, advise, request, solicit, employ, or enter into any consulting or contractual arrangement with any key employee or former employee of Company, its affiliates, subsidiaries or successors in interest, unless such employee or former employee has not been employed by Company, its affiliates, subsidiaries or successors in interest during the twelve (12) months prior to Employee’s attempt to employ Employee; and Employee will not enter into a contract or engage in discussions or negotiations with potential investors in preparation to do any of the activities prohibited in subsections 4(a) through (c).

(d) Employee specifically agrees that the one (1) year period referred to herein shall be extended by the number of days included in any period of time during which Employee is or was engaged in the above-referenced activities.

(e) By signing this Agreement, Employee acknowledges that Employee has had ample time and opportunity to have this covenant not to compete reviewed by Employee’s independent legal counsel, expressly agrees with every term and condition contained herein, and that the covenant: (i) is reasonable as to time and geographical area; (ii) does not place any unreasonable burden upon Employee; and (iii) will not harm the general public. Employee further acknowledges, understands and agrees that the covenant not to compete described herein is necessary for the Company’s protection because of the nature and scope of the Company’s business and Employee’s position with and services for the Company. Further, Employee acknowledges and agrees that, in the event of Employee’s breach of this covenant not to compete, monetary damages will not sufficiently compensate the Company for its injury caused thereby, and Employee accordingly agrees that in addition to such monetary damages, Employee may be restrained and enjoined from any continuing breach of this covenant not to compete without any bond or other security being required by any court. Employee acknowledges and agrees that any breach of this covenant not to compete by Employee will result in irreparable damage to the Company.

(f) Notwithstanding any of the foregoing, in the event that any of the provisions in this Section 12 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision set forth in this Section 12 relating to the time period or the area of restriction or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictions such court deems reasonable and enforceable, the time period or areas of restriction or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

(g) The parties further agrees that if Employee breaches any of the covenants or promises made in this Section 12, the Company will be entitled to enforce its rights by injunction proceedings restraining Employee from such breaches or threatened breaches without bond. Neither the institution of an injunction proceeding nor the granting of any injunctive relief therein shall in any way limit the right of the Company to other relief available at law or in equity. The parties further agree that the prevailing party shall be entitled to recover its attorney’s fees and all litigation expenses incurred in the enforcement of any provision contained in this Section 12(g)

(h) Notwithstanding any of the foregoing, Employee shall not be prohibited from making personal investments, loans or real estate transactions comparable to such transactions which would have been permitted during Employee’s employment with ICC Holdings or Company.

5. UNAUTHORIZED DISCLOSURE. During the Term of this Agreement and at any time thereafter, Employee shall not, without the written consent of the Boards of Directors of ICC Holdings and Company, or a person authorized thereby, knowingly disclose to any person, other than an employee of ICC Holdings or Company, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of Employee’s duties hereunder, any material confidential information obtained by Employee while in the employ of Employer with respect to Company’s, ICC Holdings’ or any of their respective subsidiaries, including but not limited to: (i) all historical and pro forma projections of loss ratios incurred by Company, (ii) all historical and pro forma actuarial data relating to Company, (iii) all historical and pro forma financial results, revenue statements, and projections for Company, (iv) all information relating to Company’s systems and software (other than the portion thereof provided by the vendor to purchases of such systems and software, (v) all information relating to Company’s underwriting strategy, (vi), all information relating to Company’s litigation strategy, (vii) all information relating to plans for acquisitions, new state entry, or books of business by Company, (viii) non-public business plans of Company or its subsidiaries, (iv) all nonpublic information and lists relating to Company’s business relationships with policy holders, insurance agents, insurance agencies, brokers, managing general agents, or other individuals or entities necessary to the sale or marketing of Company’s policies, products, or services; and (x) all other information relating to the financial, business or other affairs of Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Employee or any person with the assistance, consent, or direction of Employee), or any information that must be disclosed as required by law.

6. REMEDIES. Employee acknowledges and agrees that the remedy at law of Employer for a breach or threatened breach of any of the provisions of Section 4 or Section 5 would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Employee of any of the provisions of Section 4 or Section 5, it is agreed that in addition to all other remedies that may be available to Company or ICC Holdings at law or equity, Company and ICC Holdings shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the Employee’s covenants.

7. NOTICES. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Employee’s residence in the case of notices to Employee; and to the principal office of Employer in the case of notices to Employer.

8. WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee, an executive officer specifically designated by the Board of Directors of Employer, and an executive officer specifically designated by the Board of Directors of ICC Holdings. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9. ASSIGNMENT. This Agreement shall not be assignable by any party, except by Employer to any successor in interest to Employer’s business.

10. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement, and in accordance with the provisions of Section 20, supersedes any prior understanding of the parties.

11. SUCCESSORS; BINDING AGREEMENT.

(a) EMPLOYER. Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all, or substantially all of the business and/or assets, of Employer, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure by Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement. As used in this Agreement, “Employer” shall mean Employer as defined previously and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b) EMPLOYEE. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If Employee should die after a Notice of Termination is delivered by Employee and any amounts would be payable to Employee under this Agreement if Employee had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or, if there is no such designee, to Employee’s estate.

12. CONTINUATION OF CERTAIN PROVISIONS. Any (i) termination of Employee’s employment as provided in this Agreement, or (ii) termination of this Agreement after a Change in Control, will not affect the payment and benefit provisions of Section 3, which will, if relevant, survive any such termination and remain in full force and effect in accordance with its terms.

13. OTHER RIGHTS; SEVERANCE. Except as provided in Section 24 or Section 25, nothing herein will be construed as limiting, restricting or eliminating any rights Employee may have under any plan, contract or arrangement to which Employee is a party or in which Employee is a vested participant; provided, however, that any termination payments required hereunder will be in lieu of any severance benefits to which Employee may be entitled under a severance plan or arrangement of Employer; and provided further, that if the benefits under any such plan or arrangement may not legally be eliminated, then the payments hereunder will be reduced (but not below zero) by the amount payable under such plan or arrangement.

14. NO EMPLOYMENT AGREEMENT; AT-WILL EMPLOYMENT. This Agreement does not constitute an employment agreement or an agreement to maintain employment for any period of time. Employee’s employment with Employer constitutes “at-will” employment and either Employee or Employer may terminate Employee’s employment at any time, subject to the procedures and consequences in the event of a termination of employment after a Change in Control set forth in this Agreement.

15. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the domestic laws (but not the law of conflicts of law) of Illinois.

17. HEADINGS. The headings of the Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

18. NUMBER. Words used herein in the singular will be construed as being used in the plural, as the context requires, and vice versa.

19. REFERENCES TO EMPLOYER. All references to Employer shall be deemed to include references to companies affiliated with Employer, as appropriate in the relevant context.

20. EFFECTIVE DATE; TERMINATION OF PRIOR UNDERSTANDINGS. This Agreement will become effective immediately upon the execution and delivery of this Agreement by the parties hereto. Upon the execution and delivery of this Agreement, any prior understanding relating to the subject matter hereof will be deemed automatically terminated and be of no further force or effect.

21. WITHHOLDING FOR TAXES. All amounts and benefits paid or provided hereunder will be subject to withholding for taxes as required by law.

22. INDIVIDUAL AGREEMENT. This Agreement is an agreement solely between and among the parties hereto. It is intended to constitute a nonqualified unfunded arrangement for the benefit of a key management employee and will be construed and interpreted in a manner consistent with such intention.

23. APPLICATION OF CODE SECTION 409A.

(a) Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that Employee undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. In addition, if Employee is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Employee’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of Employee’s death (the “Delay Period”). Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. To the extent that the foregoing applies to the provision of any ongoing welfare benefits to Employee that would not be required to be delayed if the premiums therefore were paid by Employee, Employee shall pay the full costs of premiums for such welfare benefits during the Delay Period and ICC Holdings or Company shall pay Employee an amount equal to the amount of such premiums paid by Employee during the Delay Period within ten (10) days after the conclusion of such Delay Period.

(b) Except as otherwise expressly provided herein, to the extent any expense reimbursement or other in-kind benefit is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed or in-kind benefits be provided after the last day of the calendar year following the calendar year in which Employee incurred such expenses or received such benefits, and in no event shall any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(c) Any payments made pursuant to Section 3, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision. Notwithstanding the foregoing, if Employer determines that any other payments hereunder fail to satisfy the distribution requirement of Section 409A (a) (2) (A) of the Internal Revenue Code of 1986, as amended (the “Code”), the payment of such benefit shall be delayed to the minimum extent necessary so that such payments are not subject to the provisions of Code Section 409A (a) (1).

24. LIMITATION ON BENEFITS. Anything contained in this Agreement to the contrary notwithstanding, if any of the payments or benefits received or to be received by Employee pursuant to this Agreement (which the parties agree will not include any portion of payments allocated to the non-solicitation and non-compete provisions of Section 5 which are classified as payments of reasonable compensation for purposes of Code Section 280G), when taken together with payments and benefits provided to Employee under any other plans, contracts, or arrangements with Employer (all such payments and benefits being hereinafter referred to as the “Total Payments”), will be subject to any excise tax imposed under Code Section 4999 (together with any interest or penalties, the “Excise Tax”), then such Total Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax. To effectuate the reduction described above, if applicable, Employer shall first reduce or eliminate the payments and benefits provided under this Agreement. All calculations required to be made under this Section 24, including the portion of the payments hereunder to be allocated to the restrictive covenants set forth in Section 5, will be made by Employer’s independent public accountants, subject to the right of Employee’s representative to review the same. The parties recognize that the actual implementation of the provisions of this Section 24 are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

25. LIMITATION ON PAYMENTS. All payments made to Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with applicable laws and any regulations promulgated thereunder.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ICC HOLDINGS, INC.

By:

Attest:

ILLINOIS CASUALTY COMPANY

By:

Attest:

EMPLOYEE

Witness: